Exhibit 16
[KPMG LOGO]
KPMG LLP
Suite 2300
Three Wachovia Center
401 South Tryon Street
Charlotte, NC 28202-1911
March 7, 2006
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously the principal accountants for Bank of South Carolina Corporation and subsidiary and, under the date of February 24, 2006, we reported on the consolidated financial statements of Bank of South Carolina Corporation and subsidiary as of and for the years ended December 31, 2005 and 2004. On November 17, 2005, we were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Bank of South Carolina Corporation and subsidiary’s consolidated financial statements as of and for the year ended December 31, 2005, and the issuance of our report thereon. On March 1, 2006, we completed our audit and the auditor-client relationship ceased. We have read the Bank of South Carolina Corporation’s statements included under Item 4.01 of its Form 8-K/A dated March 6, 2006, and we agree with such statements.
Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.